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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                             Hawaiian Airlines, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    419849104
                    ----------------------------------------
                                 (CUSIP Number)

                                 January 1, 1998
          ------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [X]      Rule 13d-1(b)
                           [ ]      Rule 13d- (c)
                           [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 419849104                13G                   PAGE  2   OF  5  PAGES
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1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

                  Amber Arbitrage LDC
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
         (a) [ ] (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY:
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION:

                  Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF                 5.       SOLE VOTING POWER
  SHARES
BENEFICIALLY                               4,667,672
 OWNED BY                           --------------------------------------------
   EACH                    6.       SHARED VOTING POWER
 REPORTING
PERSON WITH                                None
                                    --------------------------------------------
                           7.       SOLE DISPOSITIVE POWER

                                           4,667,672
                                    --------------------------------------------
                           8.       SHARED DISPOSITIVE POWER

                                           None
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

                  4,667,672
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*:

                  [ ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  12.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*:

                  BD, OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



*SEE INSTRUCTIONS BEFORE FILLING OUT!




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CUSIP NO. 419849104                  13G                 PAGE  3   OF  5  PAGES
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Item 1.

         (a)      Name of Issuer:
                  Hawaiian Airlines, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  3375 Koapaka Street, Suite 6-350, Honolulu, HI 96819

Item 2.

         (a)      Name of Person Filing:
                  Amber Arbitrage LDC

         (b)      Address of Principal Business Office:
                  c/o Custom House Fund Management Limited, 31 Kildare Street, Dublin 2, Ireland

         (c)      Citizenship:
                  Cayman Islands

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number:
                  419849104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the Person filing is a:

                  (a) [X] Broker or dealer registered under Section 15 of the
                      Exchange Act.

                  Items (b), (c), (d), (e), (f), (g), (h), (i), and (j) not
                  applicable

                  If this statement is filed pursuant to Rule 13d-1(c), check this box [ ]

Item 4.  Ownership

         (a)      Amount Beneficially Owned:  4,667,672

                  The sole director of the Person filing is Lismore Management, Ltd., a British Virgin Islands company, which has a principal business address at: c/o ING Trust (BVI) Limited, P.O. Box 3459, Road Town, Tortola, British Virgin Islands. Peter Anderson and John Benbow have been designated by Lismore Management, Ltd. to act on behalf of Lismore Management Ltd. as directors of the person filing. To the knowledge of the filing person, Messrs. Anderson and Benbow are citizens of the United Kingdom and permanent residents of the Cayman Islands, with business addresses of: P.O. Box 923, Grand Cayman, Cayman Islands.

         (b)      Percent of Class:  12.1%




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CUSIP NO. 419849104                 13G                  PAGE  4   OF  5  PAGES
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     (c) Number of shares as to which such person has:

         (i)      sole power to vote or direct the vote:  4,667,672

         (ii)     shared power to vote or direct the vote:  -0-

         (iii)    sole power to dispose or to direct the disposition of:
                  4,667,672

         (iv) shared power to dispose or to direct the disposition of: -0-see item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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CUSIP NO. 419849104                  13G                 PAGE  5   OF  5  PAGES
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                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Amber Arbitrage LDC
                                       By:  Lismore Management Ltd.
                                       By:  /s/John Benbow  /s/ Peter Anderson
                                            -----------------------------------

Dated:  May 4, 1998